Exhibit 10.9

ADVISOR AGREEMENT

This Advisor Agreement (the “Agreement”) is entered between Alvarado Therapeutics, Inc. (“Company”) and Robert Malenka (“Advisor”) as of February 25th, 2019 (“Effective Date”). Company and Advisor agree as follows:

1. Services. Advisor agrees to consult with and advise Company from time to time, at Company’s request (the “Services”).

2. Consideration. Beginning on the Effective Date and ending upon the termination of your Advisor Agreement (the “Consulting Period”), Company will pay you $11,666.67 per month ($140,000.00 on an annualized basis), subject to applicable taxes and withholdings, payable in regular installments in arrears in accordance with Company payroll practices. Advisor will also be entitled to reimbursement for reasonable, documented expenses for which Advisor receives prior approval from Company.

3. Ownership. Company owns, and Advisor hereby assigns to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information (“Inventions”).

4. Proprietary Information. Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) Advisor obtains from or assigns to Company, or learns in connection with the Services, constitute “Proprietary Information.” Advisor will hold in confidence and not disclose or, except in performing the Services use any Proprietary Information. However, Advisor will not be so obligated with respect to information that (i) Advisor can document is or becomes readily publicly available without restriction through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination or as otherwise requested by Company, Advisor will promptly return to Company all items and copies containing or embodying Proprietary Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Advisor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5. Solicitation. Advisor agrees that during the term of this Agreement and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of Company to leave Company for any reason.

6. Termination. Either party may terminate this Agreement at any time, for any reason, by giving the other notice. In addition, this Agreement will automatically be terminated if the Company has not requested that the Advisor render any Services for any consecutive 12-month period. Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement will survive any termination or expiration.

7. Relationship of the Parties; Promotional Rights. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and will not bind nor attempt to bind the other to any contract. Advisor will not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company may use and authorize the use of Advisor’s name, likeness and biographical information in promotional materials, websites and the like.

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8. No Conflicts; Compliance with Policies and Guidelines of other Institutions. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. If Advisor is affiliated or in the future becomes affiliated with different entities or institutions, such as colleges or universities/research institutes, in the future (each, an “Institution”) and must fulfill certain obligations to any such Institution pursuant to each Institution’s guidelines or policies (“Institution Policies”), then Advisor will provide the Company with a list of any such Institution(s) and hereby represents and warrants to the Company that Advisor has complied and will continue to comply with any such Institution Policies and will deliver copies of Institution Policies to the Company promptly upon request. if Advisor is required to disclose any inventions to an Institution pursuant to applicable Institution Policies, Advisor will notify the Company in writing a reasonable amount of time in advance of any such disclosure, specifying the nature of such disclosure.

9. Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor and Advisor will not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Company will be free to transfer any of its rights under this Agreement to a third party. Any breach of Sections 3, 4 or 5 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. This is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Any notice will be given in writing by first class mail, fax or electronic mail and addressed to the party to be notified at the address below, or at such other address, fax number or e-mail address as the party may designate by 10 days’ advance written notice to the other party.

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The undersigned have executed this Advisor Agreement as of the Effective Date.

COMPANY

Alvarado Therapeutics, Inc.

By:	/s/ Christopher Kroeger
Name: Christopher Kroeger, M.D.
Title: President and Chief Executive Officer

Email:

Address:

ADVISOR:

/s/ Robert Malenka
(Signature)

Robert Malenka, M.D., Ph.D.
Name (Please Print)

Email

Address: